Exhibit 99.1

Global Energy Contact Jeannine Ball (404) 814-2506 jball@gnhgroup.com	Republic Services, Inc. Contact Peg Mulloy (480) 627-2887 Mulloyp@repsrv.com

Global Energy Systems Consummates Georgia Landfill
Gas Purchasing Agreement with Republic Services

Hickory Ridge Landfill Gas to be Processed Into Saleable Energy Product

Atlanta, GA February 6, 2009 – Global Energy Systems, a subsidiary of the diversified renewable energy company Global Energy Holdings Group, Inc. (NYSE Alternext US:GNH), today announced it has acquired the right to purchase landfill gas from Republic Services, Inc. (NYSE: RSG), the owner and operator of the Hickory Ridge landfill in Conley, Georgia.  Global Energy will process the landfill gas to convert it into a saleable energy product.  Global Energy paid Republic a total of $3,350,000 for the landfill gas purchase rights and will pay Republic a royalty based on revenues collected from the sale of the processed gas.

Methane, a greenhouse gas that is produced naturally during the decomposition of landfill waste, is 23 times more potent than carbon dioxide.  Often, this landfill gas is isolated and flared to prevent its release into the atmosphere.  Rather than flaring the methane from Hickory Ridge, Global Energy will construct a pipeline to transport this gas to its gas conditioning facility.  Global Energy will then process the landfill gas into an energy product that may be sold for a variety of uses.

“Republic is very excited to add this project to our portfolio of 80+  landfill gas- to-energy projects.  It complements our operations in the Atlanta area and the services and relationships we have with our customers there, and furthers our goals of contributing to energy independence, sustainability and environmental stewardship”  says Bill Held, Senior Director of Renewable Energy for Republic.

Landfill gas is recognized as a source of renewable energy by a number of State renewable portfolio standards and the U.S. Environmental Protection Agency (EPA).  The U.S. EPA’s Landfill Methane Outreach Program (LMOP) has identified 23 landfills in the state of Georgia that are promising candidates for landfill gas to energy (LFGTE) systems.

“Global Energy intends to work with a number of waste service providers to develop LFGTE projects at landfills across the Southeast United States,” said Mike Ellis, President of Global Energy Systems.  “Global Energy’s expert staff including our management team and engineers will help us develop the Southeast’s energy potential.”

About Republic Services, Inc.
Republic Services, Inc. is a leading provider of services in the domestic, non-hazardous solid waste industry. It provides non-hazardous solid waste collection services for commercial, industrial, municipal, and residential customers through 427 collection companies in 40 states. It also owns or operates 255 transfer stations, 219 solid waste landfills and 86 recycling facilities. Republic serves millions of residential customers under contracts with more than 3,000 municipalities for waste collection and residential services. It also serves commercial customers throughout its expansive service area.  For more information, visit the Republic Services web site at www.republicservices.com.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia, with two subsidiaries.  Global Energy Systems develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects.  Global Energy Systems also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Alternext US (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its Web site at http://www.gnhgroup.com.